FIRST AMENDMENT
                                     TO THE
                              DEL WEBB CORPORATION
                            1995 DIRECTOR STOCK PLAN


         1. THIS FIRST AMENDMENT to the Del Webb Corporation 1995 Director Stock Plan (the "Plan") shall only amend those Sections specified herein and the remaining provisions of the Plan not so amended are hereby ratified and affirmed.

         2. Section 6.2(e) of the Plan is hereby amended to read as follows:

                  (e) The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having a Fair Market Value at the time of exercise equal to the total Option Price, or (c) by a combination of (a) and (b). The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

         3. Sections 6.2(g)(ii) and (iii) of the Plan are hereby amended to read as follows:

                           (ii) The percentage vesting of the portion of an Award which otherwise would have vested on the anniversary of the Grant Date next following the date on which the Participant's service on the Board terminates (the "Next Vesting Date") will be a fraction, the numerator of which is the number of full weeks of service on the Board during the 12-month period ending on the Next Vesting Date, and the denominator of which is fifty-two (52); and

                           (iii) Any portion of an Option which is not deemed vested as of the date service to the Board is terminated, including the portion of an Option that is not deemed vested prior to the Next Vesting Date (determined in accordance with Subparagraph (ii) above), and the portion of an Option which would have vested after the Next Vesting Date, shall be forfeited by the Participant and shall again be available for grant under the Plan.

         4. Section 7.6 of the Plan is hereby amended to read as follows:

                  7.6 VESTING OF SHARES SUBJECT TO OPTION.

                  The Participant shall be entitled to exercise Options granted under this Article 7 at any time and ending ten years after grant of the Option, and according to the following vesting schedule: one-third of the Options shall vest on the anniversary date of date of grant of the Options, and one-third of the Options shall vest on each of the second and third anniversaries of the date of grant of the Options.

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         5. Section 9.3 of the Plan is hereby added by redesignating  the second full sentence of Section 10.3 of the Plan as Section 9.3 of the Plan.

         6. Section 10.3 of the Plan is hereby amended by adding a second paragraph thereto to read as follows:

                  Notwithstanding any other provision set forth in the Plan, if required by the then current Rule 16b-3 of the Exchange Act, any "derivative security or equity security" offered pursuant to the Plan to any Insider may not be sold or transferred for at least six (6) months after the date of grant of such Award, except in the case of the death, disability, or termination of employment of the Participant. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then current Rule 16b-3 of the Exchange Act.

         7. This First amendment is pursuant to a Board of Directors resolution dated February 11, 1998 and is effective as of that date.

                                            DEL WEBB CORPORATION



                                            By:/s/ Robertson C. Jones
                                               ---------------------------------
                                            Its: Senior Vice President
                                               ---------------------------------

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